SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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JENNIFER CONVERTIBLES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JENNIFER CONVERTIBLES, INC.
419 Crossways Park Drive
Woodbury, New York 11797

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 7, 2006

Dear Stockholders:

The 2006 Annual Meeting of Stockholders of Jennifer Convertibles, Inc. will be held at the Holiday Inn, 215 Sunnyside Blvd., Plainview, New York 11803 at 10:00 a.m., Eastern Time on Tuesday, February 7, 2006, for the following purposes:

1.	To elect a Board of Directors to serve until the 2007 Annual Meeting of Stockholders;

2.	To ratify the appointment of Eisner LLP as our independent registered public accountants for the fiscal year ended August 26, 2006; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

All stockholders are invited to attend the meeting. Stockholders of record at the close of business on December 19, 2005, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting.

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope. A complete list of our stockholders as of the record date will be open to examination by any stockholder for any purpose germane to the meeting during ordinary business hours on or after February 24, 2006 at the our principal executive offices, 419 Crossways Park Drive, Woodbury, New York, and at the place of the meeting, and will be available for inspection during the meeting by any stockholder in attendance. Our transfer books will not be closed.

The foregoing items of business are more fully described in the proxy statement that is attached hereto and a part of this notice.

The Board of Directors unanimously recommends that you vote FOR all of the proposals.

By Order of the Board of Directors

/s/ Harley J. Greenfield
Harley J. Greenfield
Chairman and Chief Executive Officer

December 22, 2005
Woodbury, New York

JENNIFER CONVERTIBLES, INC.
419 Crossways Park Drive
Woodbury, New York 11797

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

February 7, 2006

INTRODUCTION

This proxy statement and the accompanying proxy is furnished in connection with the solicitation by the Board of Directors of Jennifer Convertibles, Inc., a Delaware corporation (sometimes referred to in this proxy statement as the “Company” or “Jennifer Convertibles”), of proxies for use at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at the Holiday Inn, 215 Sunnyside Blvd., Plainview, New York 11803 at 10:00 a.m., Eastern time, on February 7, 2006, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. We intend to mail this proxy statement and the accompanying proxy card on or about January 5, 2006 to all stockholders entitled to vote at the Annual Meeting. The Annual Report to Stockholders for the fiscal year ended August 27, 2005 is being mailed with this proxy statement, but does not constitute a part hereof.

PROCEDURES AND SOLICITATION

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card. Your prompt voting may save us the expense of following up with a second mailing. A return envelope (postage paid if mailed in the United States) is enclosed for that purpose.

METHODS OF VOTING

You may vote by signing and returning the enclosed proxy card or by voting in person at the meeting. If you send in a proxy card, and also attend the meeting in person, the proxy holders will vote your shares as you instructed on your proxy card, unless you inform the Secretary at the meeting that you wish to vote in person.

REVOKING A PROXY

You may revoke your proxy by:

•	signing and returning another proxy card at a later date;

•	sending written notice of revocation to the Secretary at our offices, located at 419 Crossways Park Drive, Woodbury, NY 11797; or

•	informing the Secretary and voting in person at the meeting.

To be effective, a later-dated proxy or written revocation must arrive at our corporate offices before the start of the meeting.

PROXY SOLICITATION

We are soliciting the enclosed proxy card on behalf of the Board of Directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, our directors, officers and employees may solicit proxies by telephone or fax. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock. No additional compensation will be paid for such solicitation.

HOW PROXY CARDS ARE VOTED

The proxy holders named on the proxy card are Harley J. Greenfield, our Chairman and Chief Executive Officer, and Rami Abada, our President, Chief Financial Officer, Chief Operating Officer and a director. The proxy holders will vote shares according to the stockholder instructions on the proxy card. If a signed proxy card does not contain instructions, then the proxy holders will vote the shares FOR the election of the director nominees listed on the card; FOR ratifying the appointment of Eisner LLP as our independent registered public accountants for the fiscal year ending August 26, 2006; and in their discretion, on any other business that may properly come before the meeting.

QUORUM AND VOTES REQUIRED

A majority of the votes of outstanding shares of common stock represented at the Annual Meeting in person or by proxy constitutes a quorum. Abstentions and broker non-votes will count towards the quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item, and has not received instructions from the beneficial owner.

Directors are elected by a plurality of votes cast, so the seven nominees receiving the most votes will be elected. Stockholders who do not wish to vote for one or more of the individual nominees may withhold authority as directed in the proxy card. Abstention and broker non-votes will count neither for nor against election.

The proposal to ratify the appointment of the independent registered public accountants for the fiscal year ending August 26, 2006 requires the affirmative vote of a majority of shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Because abstentions are treated as shares present or represented and entitled to vote, abstentions with respect to this proposal will have the same effect as a vote against the proposal. Broker non-votes are not deemed to be present and represented and entitled to vote, and therefore will have no effect on the outcome of the vote.

VOTING RIGHTS, SHARES OUTSTANDING AND VOTES PER SHARE

Holders of common stock at the close of business on the record date of December 19, 2005 (the “Record Date”) are entitled to vote at the meeting.

As of the close of business on December 19, 2005, there were 5,815,058 shares of common stock outstanding.

Each share of common stock is entitled to one vote.

DISSENTERS’ RIGHTS

Under Delaware law, stockholders are not entitled to dissenters’ rights on any proposal referred to herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 19, 2005, information regarding the beneficial ownership of our common stock by (a) each person who is known to us to be the owner of more than five percent of our common stock, (b) each of our directors, (c) each of the named executive officers, and (d) all directors and executive officers and executive employees as a group. Information as to David A. Belford, Kenneth S. Grossman and Hans J. Klaussner and Klaussner Furniture Industries, Inc. is based on Schedules 13D filed by such persons or groups and information as to M. Shanken Communications, Inc. is based on a Schedule 13G filed by such entity:

Name and Address of Beneficial Owner	Amounts and Nature of Beneficial Ownership (1)		Percent of Class (%)
Harley J. Greenfield (2)	1,598,324	(2)(3)	22.5
Edward B. Seidner (2)	656,883	(2)(4)	11.1
Estate of Fred J. Love (2)	385,662	(2)(5)(6)	6.5
Jara Enterprises, Inc. (a related private company) (2)	93,579	(6)	1.6
David A. Belford (7)	394,000	(7)	6.8
Kenneth S Grossman (8)	298,500	(8)	5.1
M. Shanken Communications, Inc. (9)	587,771	(9)	10.1
Edward G. Bohn (10)	104,500	(10)	1.8
Kevin J. Coyle (11)	111,250	(11)	1.9
Leslie Falchook (12)	77,600	(12)	1.3
Rami Abada (2)(13)	1,003,001	(13)	14.8
Kevin Mattler (14)	80,000	(14)	1.4
Hans J. Klaussner and Klaussner Furniture Industries, Inc. (15)	1,443,230	(15)	19.9
Mark Berman (16)	123,000	(16)	2.1
All directors and executive officers and executive employees as a group (eight (8) persons)	3,754,558	(2)(3)(4)	43.8

(1)	All of such shares are owned directly with sole voting and investment power, unless otherwise noted below.

(2)	The address of Messrs. Greenfield, Abada and Seidner is c/o Jennifer Convertibles, Inc., 419 Crossways Park Drive, Woodbury, New York 11797. The address of the estate of Fred J. Love and Jara Enterprises, Inc. is One Ames Court, Plainview, New York 11803. Mr. Greenfield and the deceased Mr. Love are brothers-in-law.

(3)	Includes (a) 297,329 shares of common stock, (b) 300,000 shares of common stock underlying options to acquire convertible preferred stock granted to Mr. Greenfield by Klaussner and (c) 1,000,995 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date. See “Executive Compensation.”

(4)	Includes (a) 556,883 shares of common stock and (b) 100,000 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date.

(5)	Includes (a) 93,579 shares of common stock owned by a related private company of which the estate of Mr. Love has sole voting and dispositive power and (b) 292,083 shares of common stock owned directly by the estate of Mr. Love.

(6)	All of the shares are beneficially owned by the estate of Mr. Love, the sole stockholder of a related private company, of which, Jane Love, Mr. Greenfield’s sister, is currently serving as the Interim President. Includes shares of our common stock owned by three of such private company’s wholly owned subsidiaries.

(7)	The address of David A. Belford is 2097 S. Hamilton Road, Suite 200, Columbus, Ohio 43232.

(8)	Includes (a) 248,500 shares of common stock and (b) 50,000 shares issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of the Record Date. Does not include 100,000 shares issuable upon the exercise of warrants, which are not exercisable within 60 days of the Record Date. The address of Kenneth S. Grossman is 18 Norfolk Rd., Great Neck, NY 11020.

(9)	The address of M. Shanken Communications, Inc. is 387 Park Avenue South, New York, New York 10022.

(10)	Includes (a) 4,500 shares of common stock and (b) 100,000 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date of our common stock underlying exercisable options.

(11)	Includes (a) 11,250 shares of common stock and (b) 100,000 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date.

(12)	Includes (a) 27,600 shares of common stock and (b) 50,000 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date.

(13)	Includes (a) 53,001 shares of common stock and (b) 950,000 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date.

(14)	Includes 80,000 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date.

(15)	Includes (a) 1,424,500 shares underlying convertible preferred stock in connection with Klaussner’s $5,000,000 investment and (b) 18,730 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date. Based on information contained in the Schedule 13D filed by Klaussner and its owner, Hans J. Klaussner, Mr. Klaussner is the sole stockholder of the parent company of Klaussner and, accordingly, may be deemed the beneficial owner of the shares owned by Klaussner. The principal address of Klaussner is 405 Lewallen Street, Asheboro, North Carolina 27203. Hans J. Klaussner’s address is 7614 Gegenbach, Germany.

(16)	Includes (a) 27,000 shares of our common stock held directly by Mr. Berman; (b) 16,000 shares of our common stock held by Mr. Berman’s wife; (c) 2,000 shares of our common stock held under a Money Purchase Keogh f/b/o Mark Berman by CWAI Consultants Corp.; (d) 3,000 shares of our common stock held under a Profit Sharing Keogh f/b/o Mark Berman by CWAI Consultants Corp.; and (e) 75,000 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Record Date.

MANAGEMENT

Board of Directors

Our Certificate of Incorporation and Bylaws provide for our business to be managed by or under the direction of the Board of Directors. Under our Certificate of Incorporation and Bylaws, the number of directors is fixed from time to time by the Board of Directors. The Board of Directors currently consists of five members. Directors are elected for a period of one year and thereafter serve, subject to the Bylaws, until the next annual meeting at which their successors are duly elected by the stockholders.

Name	Age	Position(s) with the Company
Harley J. Greenfield	61	Director, Chairman of the Board and Chief Executive Officer
Edward G. Bohn	60	Director
Kevin J. Coyle	61	Director
Rami Abada	46	Director, President, Chief Operating Officer and Chief Financial Officer
Mark Berman	42	Director

Our Board of Directors has determined that the following members of the Board qualify as independent under the definition promulgated by the American Stock Exchange: Edward G. Bohn, Kevin J. Coyle and Mark Berman.

Harley J. Greenfield

Mr. Greenfield has been our Chairman of the Board and Chief Executive Officer since August 1986 and was our President from August 1986 until December 1997. Mr. Greenfield has been engaged for more than 30 years in the furniture wholesale and retail business and was one of the co-founders of the private company that established the Jennifer Convertibles concept in 1975. Mr. Greenfield is a member of the New York Home Furnishings Association.

Edward G. Bohn

Mr. Bohn has been a member of our Board of Directors since February 1995. In March 2001, Mr. Bohn was appointed Chief Financial Officer of Nova Corp., a company that constructs and manages the construction of data centers serving the telecommunications (Internet) industry both domestically and internationally, after having been a director and consultant since December 1999. Since September 1994, he has also operated as an independent consultant in financial and operational matters. He was a Director of Nuwave Technology, Inc., a video enhancement firm, from July 1995 to September 2003. From January 1983 to March 1994, Mr. Bohn was employed in various capacities by Emerson Radio, including from March 1993 to March 1994, as Senior Vice President-Special Projects; and from March 1991 to March 1993, as Chief Financial Officer and Treasurer/Vice President of Finance. Prior to March 1991, he was Vice President of Finance and Treasurer. Prior to Emerson Mr. Bohn held positions as an Officer and Assistant Controller of Jersey Central Power and Light, was Coodinator of Internal Auditing for the GPU System, controller of multi million dollar food manufacturing company, and held various positions in a public accounting firm. He has a B.S. from Fairleigh Dickinson University and is a Memeber of New Jersey State Society of Certified Public Accountants.

Kevin J. Coyle

Mr. Coyle was appointed as a member of our Board of Directors in February 1995. Mr. Coyle has been a certified public accountant specializing in litigation support since 1972. From January 2000 to July 2004, Mr. Coyle served as the Chief Financial Officer of Fresh Direct LLC, a company that sells perishable food products directly to consumers over the Internet. In July 2004, Mr. Coyle retired from Fresh Direct and has resumed his specialization in litigation support. Mr. Coyle graduated from Queens College with a B.S. in accounting and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Rami Abada

Mr. Abada became our President and a member of our Board of Directors in December 1997, has been our Chief Operating Officer since April 1994 and became our Chief Financial Officer in September 1999. Mr. Abada

was our Executive Vice President from April 1994 to December 1997. Prior to joining us, Mr. Abada had been employed by a related private company since 1982. Mr. Abada is also a director of CCA Industries, Inc.; a public company engaged in the manufacture and distribution of health and beauty aid products.

Mark L. Berman

Mr. Berman was appointed a member of our Board of Directors in May 2003. Currently, Mr. Berman is Co-CEO of Laundry Capital, LLC, a specialty retail holding company that owns and operates the largest (by revenue) chain of laundry superstores in U.S, and is a Managing Partner of WRB Capital Group, LLC, a real estate and alternative investment firm. From March 2002 through August 2005, Mr. Berman was Managing Partner of Liquid Realty Partners, a buy-side investment firm managing $160 million in equity capital that specialized in acquiring limited partnership interests on a secondary basis in the private real estate fund market. In 1994, Mr. Berman co-founded Trinad Partners, Inc., a boutique merchant-banking firm, where he focused on mid-market leveraged buyout and growth equity investments. Prior to that, Mr. Berman was an M&A attorney with Skadden, Arps, Slate, Meagher & Flom. Mr. Berman has a J.D. from New York University School of Law and a B.S. in Business Administration from the State University of New York at Albany.

THE BOARD AND ITS COMMITTEES

Committees and Meetings

Our directors are elected at the Annual Meeting and hold office until their successors are elected and qualified. Our officers are appointed by the Board of Directors and serve at the pleasure of the Board of Directors.

The Board of Directors held ten meetings during the 2005 fiscal year. None of the directors attended fewer than 75% of the number of meetings of the Board of Directors or any committee of which he is a member held during the period in which he served as a director or committee member, as applicable. The Board of Directors has adopted a policy pursuant to which each member of the Board of Directors is strongly encouraged to attend each annual meeting of our stockholders. All of the directors who had been serving on our Board of Directors at the time of our 2005 annual meeting of stockholders attended such annual meeting.

Compensation and Option Committee.  Our Compensation and Option Committee currently has three members, Edward Bohn, Kevin Coyle and Mark Berman. Our Compensation and Option Committee administers our 2003 Stock Option Plan and reviews, approves and makes recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. Messrs. Bohn, Coyle and Berman qualify as independent under the definition promulgated by the American Stock Exchange. During the fiscal year ended August 27, 2005, the Compensation and Option Committee held one meeting. Please also see the report of the Compensation and Option Committee set forth elsewhere in this proxy statement.

Audit Committee.  The Board of Directors has a separately designated standing Audit Committee that consists of Mark Berman, Edward Bohn (Chairman) and Kevin Coyle. During the fiscal year ended August 27, 2005, the Audit Committee held thirteen meetings. The Board of Directors has adopted and amended a written charter for the Audit Committee. Pursuant to our written Audit Committee Charter, the Audit Committee is empowered to retain and terminate the services of our independent registered public accountants and review the independence of such registered public accounting firm. The Audit Committee also reviews financial statements, the scope and results of annual audits and the audit and non-audit fees of the independent registered public accountants. Furthermore, the committee reviews the adequacy of our internal controls and procedures, the structure of our financial organization and the implementation of our financial and accounting policies, and monitors our transactions with the related private company. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and the American Stock Exchange, as such standards apply specifically to members of audit committees. The Board has determined that each of Messrs. Bohn and Coyle is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 401 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee Charter was distributed as a Supplement as Annex A to the Proxy Statement for the 2005 Annual Meeting of Stockholders.

Nominating and Governance Committee.  Our Nominating and Governance Committee has three members, Mark Berman, Edward Bohn and Kevin Coyle. This committee’s role is to make recommendations to the full Board of Directors as to the size and composition of the Board of Directors and to make recommendations as to particular nominees. All members of the Nominating and Governance Committee qualify as independent under the definition promulgated by the American Stock Exchange. The Nominating and Governance Committee did not hold any meetings during fiscal 2005.

The Nominating and Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. As set forth in the Nominating and Governance Committee Charter, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2007 Annual Meeting of Stockholders, it must follow the procedures described under the heading “Stockholder Proposals.” If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Nominating and Governance Committee, it should submit any pertinent information regarding the candidate to the members of the Nominating and Governance Committee by mail at 419 Crossways Park Drive, Woodbury, New York 11797.

A copy of the Nominating and Governance Committee Charter was attached as Appendix A to the Proxy Statement for the 2005 Annual Meeting of Stockholders.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our investor relations firm, Radcliffe & Associates, at 212-605-0201. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions to the non-employee Board members via e-mail at boardofdirectors@jenniferfurniture.com.

Legal Proceedings

Beginning in December 1994, a series of six actions were commenced as derivative actions on our behalf, against, among others, Harley J. Greenfield, Fred J. Love, Edward B. Seidner and Bernard Wincig, in: (a) the United States District Court for the Eastern District of New York, entitled Philip E. Orbanes v. Harley J. Greenfield, et al., Case No. CV 94-5694 (DRH) and Meyer Okun and David Semel v. Al Ferrara, et al., Case No. CV 95-0080 (DRH); Meyer Okun Defined Benefit Pension Plan, et al. v. Bdo Seidman & Co., Case No. CV 95-1407 (DRH); and Meyer Okun Defined Benefit Pension Plan v. Jerome I. Silverman Company, et. al., Case No. CV 95-3162 (DRH); (b) the Court of Chancery for the County of New Castle in the State of Delaware, entitled Massini v. Harley J. Greenfield, et. al., Civil Action No. 13936 (WBC); and (c) the Supreme Court of the State of New York, County of New York, entitled Meyer Okun Defined Benefit Pension Plan v. Harley J. Greenfield, et. al., Index No. 95-110290.

The complaints in each of these actions assert various acts of wrongdoing by the defendants, as well as claims of breach of fiduciary duty by certain of our present and former officers and directors, including, but not limited to, claims relating to the matters described in our December 2, 1994 press release.

As described in prior filings with the Securities and Exchange Commission, we entered into settlement agreements in connection with the derivative litigation, and in the case of certain of such agreements, we agreed to court approval of such settlement by a certain date. Such court approval was not obtained by such date, and in July 1998, a related private company exercised its option to withdraw from the settlement.

As described under the heading “Certain Relationships and Related Transactions”, on July 6, 2001, a related private company and we entered into a series of agreements designed to settle the derivative action among such private company, certain of our current and former officers and directors, former accounting firms and us. Effectiveness of the agreements was subject to certain conditions, including court approval. We also entered into an Interim Operating Agreement designed to implement certain of the provisions of the settlement agreement prior to court approval.

On February 4, 2005, the United States District Court for the Eastern District of New York issued an Order and Final Judgment approving the settlement of the derivative litigation. In connection with the settlement, the court approved the series of agreements (the “Settlement Agreements”) that we entered into with a related private company on July 6, 2001. We have taken the steps necessary to consummate the settlement and thereby effectuated the Settlement Agreements on April 30, 2005.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid for the fiscal years ended August 27, 2005, August 28, 2004 and August 30, 2003, or such shorter period as such employees were employed by us, to those persons who were either (a) the chief executive officer as of August 27, 2005 or (b) one of our four other most highly compensated executive officers or executive employees as of August 27, 2005 whose total annual salary and other compensation exceeded $100,000 (collectively with the Chief Executive Officer, the “Named Executive Officers”).

		Annual Compensation				Long-term compensation
						Awards		Payouts
						Securities
Name and principal position	Year	Salary		Bonus		Underlying options/ SARs			All other compensation
		($)		($)		(#)			($)
(a)	(b)	(c)		(d)		(e)			(f)
Harley J. Greenfield,	2005	386,749	(1)	4,865	(1)	233,333	(6)		0
Chairman of the Board and	2004	440,700	(1)	—		—			0
Chief Executive Officer	2003	431,974	(1)	335,650	(1)	300,000	(3)		0

Rami Abada, President,	2005	367,288	(2)	4,865	(2)	—			0
Chief Operating Officer and	2004	542,800	(2)			—			0
Interim Chief Financial	2003	532,052	(2)	335,650	(2)	300,000	(4)		0
Officer

Edward B. Seidner,	2005	279,765		—		—			0
Executive Vice President	2004	300,000		—		—			0
	2003	300,000		—		—			0

Kevin Mattler,	2005	146,359		23,139		30,000	(5)		0
Senior Vice President—Store	2004	131,000		20,582		—			0
Operations	2003	131,000		24,744					0

Leslie Falchook	2005	116,000		1,000		—			0
Senior Vice President—	2004	116,000		—		—			0
Administration	2003	116,000		—		—			0

(1)	On August 15, 1999, we entered into a five-year renewable employment agreement with Mr. Greenfield under which Mr. Greenfield is entitled to a base salary of $400,000, subject to certain cost-of-living increases, and incentive bonuses based on our earnings before interest, taxes, depreciation and amortization (“EBITDA”) and revenues. On November 7, 2004, Mr. Greenfield voluntarily agreed to reduce his annual salaries by $90,700. Effective August 28, 2005, he began receiving his salaries at the pre-reduction level noted above.

(2)	On August 15, 1999, we entered into a five year renewable employment agreement with Mr. Abada under which Mr. Abada is entitled to a base salary of $400,000 for the first three years and $500,000 thereafter, subject to certain cost-of-living increases, incentive bonuses based on EBITDA and revenues, and stock options to purchase an aggregate of 300,000 shares of our common stock at an exercise price of $3.51 per share. On November 7, 2004, Mr. Abada voluntarily agreed to reduce his annual salaries by $192,800. Effective August 28, 2005, he began receiving his salaries at the pre-reduction level noted above.

(3)	On November 25, 2002, Mr. Greenfield was granted options to purchase an aggregate of 300,000 shares of our common stock at an exercise price of $3.90 per share.

(4)	On November 25, 2002, Mr. Abada was granted options to purchase an aggregate of 300,000 shares of our common stock at an exercise price of $3.90 per share.

(5)	On November 25, 2002, Mr. Mattler was granted options to purchase an aggregate of 30,000 shares of our common stock at an exercise price of $3.90 per share.

(6)	On November 11, 2004, Mr. Greenfield was granted options to purchase an aggregate of 233,333 shares of our common stock at an exercise price of $3.52 per share.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table provides information regarding the exercise of options by each of the named executive officers during the 2005 fiscal year. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of August 27, 2005 and the values of “in-the-money” options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the common stock.

			Number of Securities Underlying Unexercised Option at August 27, 2005 (%)				Value of Unexercised In-the-Money Options at August 27, 2005 ($) (1)
Name	Shares Acquired on Exercise ($)	Value Realized ($)	Exercisable		Unexercisable		Exercisable	Unexercisable
			Shares	%	Shares	%
Harley J. Greenfield (2)(3)(9)(12)(15)	N/A	N/A	1,000,995	31.7	0	0.0	$1,677	$0
Rami Abada (3)(5)(6)(7)(10)(13)	N/A	N/A	950,000	30.1	0	0.0	$26,000	$0
Edward B. Seidner (3)(11)	N/A	N/A	100,000	3.2	0	0.0	$0	$0
Leslie Falchook (3)(4)	N/A	N/A	50,000	1.6	0	0.0	$13,000	$0
Kevin Mattler (3)(8)(14)	N/A	N/A	80,000	2.5	0	0.0	$13,000	$0

(1)	The value of unexercised in-the money options at fiscal year end assumes a fair market value for our common stock of $2.26, the closing sale price per share of our common stock as reported on the American Stock Exchange on August 27, 2005, less the exercise price of each option.

(2)	Includes 167,662 options granted on August 10, 2000 at an exercise price of $2.25 per share.

(3)	All options were granted at an exercise price at least equal to the market value of the underlying common stock on the date of grant.

(4)	Includes 50,000 options granted on May 6, 1997 to Mr. Falchook at an exercise price of $2.00 per share in exchange for the cancellation of 20,000 options granted to Mr. Falchook on January 25, 1993 at an exercise price of $13.125 per share.

(5)	Includes 100,000 options granted to Mr. Abada on May 6, 1997 at an exercise price of $2.00 per share.

(6)	Includes 100,000 options granted to Mr. Abada on December 3, 1997 at an exercise price of $2.44 per share.

(7)	Includes 300,000 options granted to Mr. Abada on August 15, 1999 at an exercise price of $3.51 per share.

(8)	Includes 50,000 options granted to Mr. Mattler on May 6, 1997 at an exercise price of $2.00 per share.

(9)	Includes 300,000 options granted to Mr. Greenfield on January 12, 2001 at an exercise price of $3.52 per share.

(10)	Includes 150,000 options granted to Mr. Abada on January 12, 2001 at an exercise price of $3.52 per share.

(11	Includes 100,000 options granted to Mr. Seidner on January 12, 2001 at an exercise price of $3.52 per share.

(12)	Includes 300,000 options granted to Mr. Greenfield on November 25, 2002 at an exercise price of $3.90 per share.

(13)	Includes 300,000 options granted to Mr. Abada on November 25, 2002 at an exercise price of $3.90 per share.

(14)	Includes 30,000 options granted to Mr. Mattler on November 25, 2002 at an exercise price of $3.90 per share.

(15)	Includes 233,333 options granted to Mr. Greenfield on November 11, 2004 at an exercise price of $3.52 per share.

Employment Agreements

Messrs. Greenfield and Abada each entered into an employment agreement with us for a five-year period commencing August 15, 1999. Each agreement was automatically renewed for a one-year period on the third and fourth anniversaries of the effective date and shall automatically renew for an additional year on each anniversary thereafter, absent notice of termination by the executive or us.

In consideration for his service as Chief Executive Officer, Mr. Greenfield receives a salary of not less than $400,000 per year, which increases annually in accordance with the terms of his agreement. In consideration for his service as Chief Financial Officer, Chief Operating Officer and President, Mr. Abada receives a salary of not less than $400,000 per year for the first three years of his employment term and not less than $500,000 per year thereafter, which increases annually in accordance with the terms of his agreement. Each agreement also provides for annual bonus compensation and participation in all compensation programs that we establish, including participation in our stock option plans.

Each agreement allows us or the employee to terminate the agreement upon written notice, and contains other provisions for termination by the company for “cause,” or by the employee for “good reason” (as these terms are defined in such employment agreements). Early termination may, in some circumstances, result in a lump sum payment of three times the executive’s annual salary in effect and the bonus earned for the fiscal year in which the termination occurs, plus continuation of employee welfare benefit plans for three years. Each agreement includes non-competition, non-solicitation and non-disparagement covenants.

Director Compensation

Non-employee directors currently receive a fee of $10,000 per year, plus $500 per meeting attended, which fees amounted to an aggregate of $53,900 in fiscal 2005. In addition, Edward Bohn was paid $16,667 in connection with his service as Chairman of the Audit Committee during fiscal 2005. Directors are reimbursed for out-of-pocket expenses incurred in connection with their services and awarded stock options annually. During fiscal 2005, Messrs. Bohn, Coyle and Berman were granted 50,000, 50,000 and 25,000, respectively, options to purchase shares of our common stock at an exercise price of $3.52 per share.

Compensation Committee Interlocks and Insider Participation.

During fiscal 2005, none of our officers or employees participated in deliberations of the Board of Directors concerning executive officer compensation. None of our officers or employees serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors.

Report of the Board of Directors Regarding Executive Compensation

In September 2003, the Board of Directors of Jennifer Convertibles designated and appointed a Compensation and Option Committee (the “Committee”) to replace its former Stock Option Committee. The Compensation and Option Committee consists of Edward Bohn, Kevin Coyle and Mark Berman. The role of the Committee is to determine the compensation for executive officers and for other key employees, both on an individual and group basis, and to act as the administrator of the Jennifer Convertibles 2003 Stock Option Plan, which includes the authority to grant to our employees, directors and consultants options to purchase our common stock. Edward Bohn, Kevin Coyle and Mark Berman are “independent” as defined in Section 121(A) of the American Stock Exchange original listing requirements.

Prior to the formation of the Committee, decisions regarding the compensation of executive officers were made by the entire Board of Directors, except that when the compensation of an executive officer that is also a director was being decided, such director did not participate in the consideration or decision regarding his compensation. The Board also evaluated the performance of, and determined compensation policies and levels for, executive officers. Furthermore, while the former Stock Option Committee administered our stock option plans and was authorized to grant options to non-management employees and consultants, the full Board reviewed and approved all option grants for executive officers and directors, as well as options granted outside of such plans.

Executive compensation policy. In order to retain qualified personnel, we must offer a total compensation package that has the potential for substantial rewards for our long-term success. Our aim is to retain and reward executive officers and other key employees who contribute to our success and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and creation of stockholder value, the Committee has adopted a total compensation package comprised of base salary, annual bonus and stock option awards. Key elements of the compensation philosophy are:

•	We maintain annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	We provide significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to our business challenges and opportunities as owners and not just as employees.

Determining executive compensation.  The compensation for our principal executive officer and principal financial officer is governed by the terms of preexisting employment agreements with each of these individuals. With respect to the annual salaries of our other executives, the Committee reviews how well these executives are serving Jennifer Convertibles’ goals and determines annual compensation for the coming year. The Committee also reviews the performance of each executive officer and the financial condition of the company. The Committee then considers the following major components of executive compensation for all executive officers (including the principal executive officer and principal financial officer, with respect to the Committee’s determining of their annual bonus and stock option awards):

Base salary.  Each executive officer receives a salary based on the executive’s experience, qualifications and performance. The Committee annually reviews each executive officer’s base salary. Among the factors taken into consideration are (1) individual and corporate performance, (2) levels of responsibility, (3) prior experience, (4) breadth of knowledge of the industry, and (5) competitive pay practices. With respect to the principal executive officer and principal financial officer, the Committee adheres to the terms of their respective employment agreements in its determination of the base salaries of these individuals. Absent the existence of an employment agreement that provides for salary increases, base salaries will only increase if each executive’s historical performance warrants an increase and if the increase is prudent in view of our financial condition.

Annual bonus.  In addition to the base salary, we may reward executives each year for the achievement of financial or operational goals. Our decisions with respect to cash bonuses also take into account our liquidity and capital resources at the time. We paid bonuses to four of our executive officers during fiscal 2005 as set forth in the Summary Compensation Table in this proxy statement. The bonuses paid to Harley J. Greenfield and Rami Abada were based on revenues during fiscal 2004. Kevin Mattler’s bonus was based on the profitability of home delivery operations during fiscal 2004. Les Falchook was paid a bonus for serving as a general manager.

Additional Compensation.  At present, we also grant options pursuant to our 2003 Stock Option Plan. We do not have a defined benefit pension plan, and contributions to executives’ accounts under our 401(k) plan are limited by federal tax regulations. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the plan is at least 100% of the fair market value of our common stock on the date of grant. Employees receive value from these grants only if the common stock appreciates over the long-term. In determining persons who receive options and the number of shares to be covered by each option, the Committee considers the person’s position, responsibilities, service, accomplishments, present and future value to the company, the anticipated length of his or her future service and other relevant factors.

Fiscal Year 2005 Compensation. During the fiscal year ended August 27, 2005, we continued compensation under our employment agreements with Mr. Greenfield and Mr. Abada, with no increases in their base salaries as called for in their respective agreements. On November 7, 2004, Mr. Greenfield and Mr. Abada voluntarily reduced their annual salaries by $90,700 and $192,800, respectively. Effective August 28, 2005, such persons began receiving their salaries at their pre-reduction levels. Stock option grants for the executive officers reflected their achievement of corporate and operational goals.

The salary for our Chief Executive Officer, Harley J. Greenfield, during the last fiscal year was determined in accordance with our employment agreement with him, effective as of August 15, 1999. The stock options granted to Mr. Greenfield were determined in accordance with the criteria described above under, “Determining Executive Compensation.” Mr. Greenfield’s compensation reflects the Committee’s subjective assessment of (1) his performance, (2) his skills in relation to other chief executive officers in the retail furniture industry, and (3) the Board’s assessment of Jennifer Convertibles’ performance.

SUBMITTED BY THE COMPENSATION AND OPTION COMMITTEE:

Edward G. Bohn, Chairman
Kevin J. Coyle
Mark Berman

Performance Graph

The following graph compares the annual percentage change in our cumulative total stockholder return on our common stock during a period commencing on August 31, 2000 and ending on August 31, 2005 (as measured by dividing (A) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our stock price at the end and the beginning of the measurement period; by (B) our stock price at the beginning of the measurement period) with the cumulative total return of The NASDAQ Stock Market (U.S.) Index and the S&P Home Furnishings SuperCap Index during such period. We have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below does not necessarily indicate future price performance.

	8/00	8/01	8/02	8/03	8/04	8/05
JENNIFER CONVERTIBLES, INC.	100.00	86.32	172.63	171.37	122.11	96.00
NASDAQ STOCK MARKET (U.S.)	100.00	42.91	32.05	44.54	45.16	52.80
S & P HOME FURNISHINGS SUPERCAP	100.00	140.93	148.31	172.07	179.42	179.10

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require us to disclose late filings of reports of stock ownership and changes in stock ownership by our directors, officers and ten percent stockholders. To our knowledge, based solely on our review of (a) the copies of such reports and amendments thereto furnished to us and (b) written representations that no other reports were required, during our fiscal year ended August 27, 2005, all of the filings for our officers, directors, and ten percent stockholders were made on a timely basis.

CORPORATE CODE OF CONDUCT AND ETHICS

We have adopted a Corporate Code of Conduct and Ethics (the “Code”) that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the Code is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended August 27, 2005. Disclosure regarding any amendments to, or waivers from, provisions of the Code that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of the American Stock Exchange.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Until November 1994, Harley J. Greenfield, Fred J. Love and Edward B. Seidner, each owned 33-1/3% of a related private company, which, together with its subsidiaries, owns or licenses certain stores (the “private company stores”). In November of 1994, Messrs. Greenfield and Seidner sold their interests in the related private company for long-term notes and options to purchase shares of our common stock owned by Mr. Love and the related private company, which resulted in Mr. Love beneficially owning 100% of the private company. Mr. Love passed away in October 2004 and Jonathan Warner has been appointed as the trustee of Mr. Love’s estate. Jane Love, Mr. Greenfield’s sister, is currently acting as the interim President of the private company. The private company is responsible for the warehousing for our stores, and the private company stores, and leases and operates the warehouse facilities for such stores. Until December 31, 1993, the private company was also responsible for purchasing and certain advertising and promotional activities for our owned stores, our licensed stores and the private company stores. Effective January 1, 1994, we assumed the responsibility for purchasing and advertising for our stores. The private company is responsible for a share of all advertising production costs and costs of publication of promotional material within the New York area. Until October 28, 1993, a corporation of which Messrs. Greenfield, Seidner and Love each owned 33-1/3%, owned the trademarks “Jennifer Convertibles” and “With a Jennifer Sofabed, There’s Always a Place to Stay.” On October 28, 1993, these trademarks were assigned to us from such corporation for nominal consideration, and we agreed to license such trademarks to the private company in New York, as described below. Mr. Love is, and until November 1994, Mr. Seidner was, an executive officer and director of the private company.

As noted above, in November 1994, Mr. Greenfield and Mr. Seidner sold their interests in the private company in exchange for long-term promissory notes from the private company and options to purchase shares of our common stock that were owned by the private company and Mr. Love. These notes are due in December 2023. Only interest was payable on the notes until December 1, 2001 and, thereafter, principal is payable on a monthly basis through the maturity date. The aggregate principal amount of the notes is $10,273,204, of which $5,136,602 is owed to Mr. Greenfield and $5,136,602 is owed to Mr. Seidner. The notes bear interest at a rate of 7.5% per annum, although a portion of such interest was deferred for a period of time. During the fiscal year ended August 28, 2004, Mr. Greenfield and Mr. Seidner each received approximately $360,000 in interest on their promissory notes from the private company. On November 21, 2005, Greenfield and Seidner purchased from the private company (through one of its subsidiaries) an aggregate of 200,000 shares (100,000 shares each) of our common stock for an aggregate purchase price of $500,000 ($250,000 each), with such purchase price being set-off and applied to outstanding, unpaid interest owed to Greenfield and Seidner by the private company. The notes are secured by a security interest in the private company’s personal property. Mr. Love’s personal guaranty of the notes was released by Messrs. Greenfield and Seidner in connection with the tentative settlement of the litigation between the private company and us. The options held by Mr. Greenfield and Mr. Seidner to purchase the Jennifer Convertibles common stock owned by the estate of Mr. Love and the private company referred to above were exercisable at a price of $15.00 per share until they expired on November 7, 2004, for an aggregate of 585,662 shares of such common stock, of which 292,831 options were owned by Mr. Greenfield and 292,831 by Mr. Seidner. In addition, Mr. Greenfield and Mr. Seidner each owe significant amounts to the private company.

On February 4, 2005, the United States District Court for the Eastern District of New York issued an Order and Final Judgment approving the settlement of certain previously disclosed derivative litigation actions commenced against us and a number of our affiliates and other related parties in December 1994. In connection with the settlement, the court approved a series of agreements (the “Settlement Agreements”) that we entered into with the private company on July 6, 2001, which were designed to settle the derivative actions amongst the private company, certain of our current and former officers and directors, former accounting firms and ourselves. We had been operating under an Interim Operating Agreement designed to implement certain provisions of the Settlement Agreements. Effectiveness of the Settlement Agreements was subject to certain conditions, including the court’s approval. We took the additional steps necessary to consummate the settlement and thereby effectuated the Settlement Agreements on April 30, 2005.

The material terms of the Settlement Agreements are as follows:

Pursuant to a Warehouse Transition Agreement, the private company transferred to us the assets related to the warehouse system formerly operated by the private company and we assumed responsibility for the leases and other costs of operating the warehouse. Pursuant to computer hardware and software agreements, we also assumed control of and responsibility for the computer system used in the operations of the warehouse systems and stores while providing the private company with access to necessary services.

Pursuant to a Warehousing Agreement, we are obligated to provide warehouse services to the private company of substantially the type and quality that the private company formerly provided to us. During the first five years of the agreement through April 30, 2010, we will receive a fee of 2.5% on the net sales price of goods sold by the private company for up to $27,640,000 in sales, and 5% on net sales over $27,640,000. After April 30, 2010, we will receive a fee of 7.5% of all net sales by the private company. In addition, during the full term of the agreement, we will receive a fee for fabric protection and warranty services at the rate we were being charged, subject to documented cost increases. On May 8, 2003, the private company and we entered into an Amendment No. 2 to the Warehousing Agreement. The parties agreed to increase the amount we charge to the private company for fabric protection by one third of the increase charged by the private company’s stores to its customers for like services. In turn, the parties agreed that the $600,000 annual payment to be paid to the private company by us at the end of our fiscal years ending August 30, 2003, August 28, 2004 and August 25, 2005 shall be adjusted on an annual basis, upwards or downwards, by $50,000 for each $1,000,000 by which our revenues from the sale of fabric protection and related warranties from all customers, including private company customers exceed, or are less than, $11,000,000. On November 18, 2005, we entered into Amendment No. 3 to the Warehousing Agreement with the private company and the parties agreed to extend the terms of the agreement through August 30, 2008.

Pursuant to a Purchasing Agreement, we will continue to purchase merchandise for ourselves and the private company on substantially the same terms as our current terms, except that the private company will have 85 days to pay the amounts due.

We also received, for no cost, the limited partnership interests in limited partnerships currently operating 45 stores. We currently own the general partnership interest in such wholly owned limited partnerships. The operations of these stores are currently included in our consolidated financial statements, which are part of our Annual Report on Form 10-K for the fiscal year ended August 27, 2005. Accordingly, this will not materially impact our financial statements.

Under a Management Agreement and License, we are responsible for managing the sales of the private company’s stores so that the stores will be substantially the same as our own stores, provided that, the private company is not obligated to spend more than $25,000 per store or $100,000 in any 12-month period on maintenance and improvements to its stores. If the private company’s sales for the period beginning January 1, 2002 and ending on August 30, 2003 had exceeded $45,358,000, we would have received a management fee of 48% of the excess. Thereafter, if the private company’s sales exceed $27,640,000 in any 12-month period commencing August 31, 2003, we will receive a management fee of 10% of any excess of amounts up to $29,640,000, and 48% of any excess for amounts over $29,640,000 for that 12-month period.

The private company has agreed to limit the number of its stores in the New York City area to a total of 30, one of which may be a clearance store for the sale of damaged or discontinued merchandise and floor samples. We have the right to open an unlimited number of stores in New York and will pay to the private company a royalty of $400,000 per year, which includes stores already open in New York. On November 18, 2004, the Management Agreement and License, pursuant to which we are required to make such royalty payments to the private company, was amended such that the private company has agreed to waive its rights to receive from us such annual royalty payment during the period commencing January 1, 2005 through April 30, 2005, the date on which court approval was granted. Because we may negatively impact the private company’s sales by opening additional stores of our own in New York and because we are managing the private company’s stores, we agreed to pay the private company 10% of the amount by which its net sales are less than $45,358,000 for the period beginning January 1, 2002 and ending on August 30, 2003, provided that, if their net sales had fallen below $42,667,000 for that period, we would have been obligated to pay the private company 15% of the shortfall amount, provided further that, such amounts, together with amounts we paid for advertising if the private company’s sales had dropped below $45,358,000 for the same period, were not to exceed $4,500,000 in the aggregate. Thereafter, we agree to pay the private company 10% of the amount by which their yearly net sales for any period beginning August 31, 2003 are below $27,640,000, provided that, if their yearly net sales fall below $26,000,000, we will pay the private company 15% of such shortfall amount, provided further, that such amounts, together with amounts we may pay for advertising if the private company’s sales drop below $27,640,000, shall not, in the aggregate, exceed $2,700,000 in any such 12 month period. On November 18, 2004, the Management Agreement and License, pursuant to which the Company is required to make such payments to the private company, was amended such that the private company has agreed to waive its rights to receive the payments described above during the period commencing January 1, 2005 through August 31, 2007. This waiver also covers any payments during such period in the event that the settlement agreements are approved by the court and become effective during such period

The private company shall contribute $125,750 per month to advertising, provided that such amount shall be reduced by the lesser of $80,000 or 1% of our sales in New York (other than sales of leather furniture and sales from six stores in New York that we have owned for many years). Messrs. Greenfield and Seidner, each an officer, director and principal stockholder of our company, had agreed to be responsible for up to an aggregate of $300,000 of amounts due under these provisions in each year. The agreement with Messrs. Greenfield and Seidner was terminated effective July 16, 2003 and they were not required to pay a contribution of $188,000 for the year ended August 30, 2003.

The private company has the right to close stores and, if it does, we have the right to purchase them for the cost of the related inventory (typically, approximately $50,000) and, subject to obtaining any necessary landlord’s consent, continue the operations of the stores for our own account. The closing of stores by the private company does not affect our obligation to pay the private company for shortfalls in its sales.

The Management Agreement and License expires in 2049 and may be terminated by an arbitrator for material breach. Such agreement also terminates upon purchase by us of the private company’s stores pursuant to the option agreement described below. If terminated for a reason other than a purchase, we would be obligated not to sell furniture other than leather furniture in New York, except in certain counties, and, accordingly, would have to either sell our Jennifer Convertibles stores to the private company, close them or convert them to Jennifer Leather stores. In addition, in the event of such termination, we would have to make up certain shortfalls, if any, in the private company’s sales in cash or by delivery of stores in New York that meet certain sales volume requirements.

In settlement of certain disputes for amounts due us from the private company, the private company executed three notes to us in the aggregate principal amount of $2,600,000, plus amounts owed at the closing date for purchasing and other services, including a note in the principal amount of $200,000, which is due over three years and bears interest at 6% per annum, a note in the principal amount of $1,400,000, which is due over five years and bears interest at 6% per annum, and a note for the remaining principal amount, which is due, with respect to the amount in excess of $1 million, if any, within ninety days, and with respect to the balance, if any, over five years without interest. As of October 20, 2005, we have collected in full the $2,600,000 in principal on the notes.

Pursuant to an Option Agreement, we will receive the option to purchase the assets relating to the private company’s stores for a period of 10 years beginning on April 30, 2015 at a purchase price starting at $8,125,000, plus the assumption of approximately $5,000,000 in principal of notes due to Messrs. Greenfield and Seidner, and decreasing over the term of the option. If we exercise the option agreement, the private company will enter into an asset purchase agreement.

The effect of the Settlement Agreements with the private company, including our assumption of the warehousing responsibilities, improved our operating results by $2,160,000 in fiscal 2005 which includes the recovery of $2,600,000 of prior year receivables and other amounts, compared to the results we would have achieved based on the same sales levels under the agreements effective prior to the Settlement Agreements.

In addition, pursuant to the Management Agreement and License we will be able to open additional stores in New York, will manage the private company’s stores and will be subject to the possibility of having to make payments for periods commencing after January 2002, in respect of any shortfall in the private company’s sales. On November 18, 2004, the Management Agreement and License, was amended such that the private company has agreed to waive its rights to receive such payments during the period commencing January 1, 2005 through August 31, 2007. This waiver also covers any payments during such period in the event that the settlement agreements are approved by the court and become effective during such period.

One other consequence of operating under the Settlement Agreements is that the private company has 85 days to pay for merchandise purchased by us for the private company’s account. The extended payment terms slow our cash flow from the private company and, based on purchases by the private company, in fiscal 2005, the adverse impact on cash flow was approximately $1,200,000, compared to the amount of cash we would have received from the private company under the prior payment terms of 30 days from invoice.

A monitoring committee has been established to review, on an on-going basis, the relationships between the private company and us in order to avoid potential conflicts of interest between us. The monitoring committee consists of two persons, Kenneth Grossman, one of the parties objecting to the original settlement between the private company and us, and Edward G. Bohn, a current member of our Board of Directors. The monitoring committee will remain in effect for five years through April 30, 2010.

As of August 27, 2005, the private company owed to us $3,840,000 for current charges for fiscal 2005, which have since been fully paid.

Prior to the agreements signed in July 2001, the following agreements were in effect:

Pursuant to a license agreement between the private company and us, the private company had the perpetual, royalty-free right to use, sublicense and franchise the use of the trademarks “Jennifer Convertibles,” with “Jennifer Sofabeds, There’s Always a Place to Stay” in the state of New York. The license is exclusive in that territory, and subject to certain exceptions, including nine stores operated by us in New York on a royalty-free basis and up to two additional stores that the private company has agreed may be opened in New York on a royalty-free basis.

The private company provided certain warehouse facilities and related services, including arranging for goods to be delivered to such facilities and to customers pursuant to a warehousing agreement between the private company and us. The private company also provided fabric protection services, including a lifetime warranty, to our customers and our licensees.

By agreement dated November 1, 1995, the private company and we agreed as to certain amounts owed to each other, as of August 26, 1995, as well as amounts owed by certain of our consolidated licensees other than Southeastern Florida Holding Corp., which we refer to as the “Private Licensees.” In addition, the private company agreed to assume the obligations of the Private Licensees referred to above and to offset the amounts owed to us by the private company against the amounts owed to the private company by us. Pursuant to the Offset Agreement dated March 1, 1996, we agreed to continue to offset, on a monthly basis, amounts owed by the private company and the Private Licensees to us for purchasing, advertising, and other services and matters against amounts owed by us to the private company for warehousing services, fabric protection, freight and other services and matters.

Before May 26, 2001, the private company was responsible for all fabric protection warranty claims, and all fabric protection revenue was recognized when the sale was delivered. After May 26, 2001, as a result of the execution of the Interim Operating Agreement, we became responsible for all fabric protection claims, and revenue from the sale of fabric protection is recognized over the estimated service period. The result was that fabric protection revenue that we would have recognized as revenue immediately was treated as deferred income on our balance sheet and, if not for the amendment to the agreement with the private company referred to in the following paragraph, would have been recognized in proportion to the costs expected to be incurred in performing services under the plan.

As this accounting treatment was an unintended result of the Interim Operating Agreement, we entered into an amendment to such agreement with the private company pursuant to which, for a payment of $400,000 payable in eight installments of $50,000, the private company became responsible for fabric protection claims made after June 23, 2002 as to previously sold merchandise and, for $50,000 per month, subject to adjustment based on the annual volume of sales of the fabric protection plans, the private company is responsible for fabric protection claims made with respect to all merchandise sold between June 23, 2002 and August 28, 2004, subject to an extension of the term at our option through August 27, 2005, which we exercised on June 24, 2004. On November 18, 2005, we entered into Amendment No. 3 to the Warehousing Agreement with the private company and the parties agreed to extend the terms of such agreement through August 30, 2008.

Additional Matters

Rami Abada, our President, Chief Operating Officer and Chief Financial Officer, owned two corporations, each of which owned a licensed Jennifer Convertibles store. On March 23, 2000, Mr. Abada sold these two stores to the private company for the sum of $300,000. As of August 27, 2005, he has been paid in full.

Since March 2003, we have been leasing space for a clearance center store in a building owned by Rami Abada’s father. During March 2005, this store was closed.

From time to time, the private company and we use the services of Wincig & Wincig, a law firm of which Bernard Wincig, one of our former directors and a stockholder, is a partner. Mr. Wincig and his firm received approximately $77,000 of legal fees from us and no amounts from the private company during the fiscal year ended August 27, 2005.

In March 1996, we executed a Credit and Security Agreement with our principal supplier and a major stockholder, Klaussner Furniture Industries, Inc. (Klaussner) which extended the payment terms for merchandise shipped from 60 days to 81 days. Since February 1999, we have not exceeded these 81-day payment terms. As of August 27, 2005, there were no amounts owed to Klaussner that violated these extended terms. On December 11, 1997, the Credit and Security Agreement was modified to include a late fee of .67% per month for invoices paid by us beyond the normal 60-day terms. This provision became effective in January 1998. As part of the Credit and Security Agreement, we granted to Klaussner a security interest in all of our assets including the collateral assignment of our leasehold interests, our trademarks and a licensee agreement to operate our business in the event of our default. In May 2003, as a result of our improved financial condition, we executed a Termination Agreement and Release whereby Klaussner released the liens on our assets. In connection with such Termination Agreement and Release, a credit line which Klaussner had made available to us in December 1999, whereby Klaussner agreed to lend us $150,000 per new store for up to 10 new stores was also terminated. The credit line had never been drawn upon.

During the fiscal year ended August 27, 2005, we purchased approximately 30% of our merchandise from Klaussner.

In fiscal 2005, Klaussner gave us $577,000 of allowances for a repair program.

On December 15, 2004, Klaussner granted to Harley Greenfield options to purchase 2,106 shares of our Series A Preferred Stock, par value $.01, at an exercise price of $712.25 per share. The options are convertible into an aggregate of 300,000 shares of our common stock and expire on November 30, 2009. The options were granted in order to provide Mr. Greenfield with an incentive to remain our Chief Executive Officer.

On March 30, 2005, in connection with the settlement of the derivative litigation, we executed a five year consulting agreement with Kenneth Grossman, a principal stockholder and one of the parties objecting to the original settlement between the private company and us. Pursuant to the agreement, the individual shall perform consulting services including, among other things, providing advice with respect to the operation and financing of our business; assisting us in identifying and communicating with potential market makers and investors; assisting us with strategic planning and capital-raising activities; identifying potential strategic partners; and serves as a member of the monitoring committee. In consideration for his services, the individual is to be paid a fee of $50,000 per annum and was issued a warrant to purchase 150,000 shares of our common stock, at an exercise price of $2.37 per share. The warrant expires ten years from the date of issuance and vests as follows: 50,000 shares upon issuance, 50,000 shares on the first anniversary thereof, and 50,000 shares on the second anniversary thereof. The warrant will become fully vested if the closing price of our common stock exceeds $7.00 per share for five consecutive trading days. In the event the consulting agreement is terminated for any reason, including but not limited to the consultant’s death or disability, the warrant shall immediately become exercisable with respect to remaining unvested shares effective the date of such termination.

PROPOSAL 1: ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

At the time of the Annual Meeting, the Board of Directors will consist of five incumbent members who are seeking to be elected at the meeting to serve until the next annual meeting or special meeting of stockholders at which a new Board of Directors is elected and until their successors shall have been elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors, unless the stockholder indicates to the contrary on the proxy. Each of the nominees is currently one of our directors.

The Board of Directors has nominated Harley J. Greenfield, Edward G. Bohn, Kevin J. Coyle, Rami Abada and Mark Berman for election as our directors.

Required Vote

The approval by a plurality of votes cast is required for the election of directors; therefore, the five nominees receiving the most votes will be elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 1 TO ELECT AS DIRECTORS THE FIVE NOMINEES PROPOSED BY THE BOARD OF DIRECTORS IN THIS PROXY STATEMENT.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF EISNER LLP
AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

We recommend voting FOR the ratification of the appointment of Eisner LLP as our independent registered public accountants (independent auditors) for the fiscal year ending August 26, 2006. Eisner LLP served as our independent registered public accountants for the fiscal years ended August 27, 2005, August 28, 2004 and August 30, 2003. We have requested that a representative of Eisner LLP attend the meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Eisner LLP for the audit of our annual financial statements for the fiscal years ended August 27, 2005 and August 28, 2004, and fees billed for other services rendered by Eisner LLP during those periods.

	2005	2004
Audit fees (1)	$232,200	$238,065
Audit related fees (2)	15,695	0
Tax fees	0	0
All other fees	0	0
Total	$247,895	$238,065

(1)	Audit fees consisted of audit work performed in the audit of our annual financial statements and review of financial statements included in our quarterly reports filed with the Securities and Exchange Commission. Of the $238,065 in 2004, $5,000 represents an additional fee assessed in connection with the 2003 audit.

(2)	Audit related fees consisted principally of assistance in connection with the interpretation of a comment letter that we received from the SEC regarding our annual financial statements for fiscal 2004.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Registered Public Accountants

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of the following four categories of services to the Audit Committee for approval.

1.  Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.  Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.  Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.  Other Fees are those associated with services not captured in the other categories.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Our Audit Committee pre-approved the retention of Eisner LLP for all audit, audit-related and tax services described above during fiscal 2005.

In the event that ratification of the appointment of Eisner LLP as our independent registered public accountants is not obtained at the Annual Meeting, the Board of Directors will reconsider its appointment.

Report of the Audit Committee

We have reviewed and discussed the audited financial statements for the fiscal year ended August 27, 2005 with the Company’s management and have discussed with Eisner LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”. In addition, we have received from Eisner LLP the written disclosures and the letter required by the Independence Standards Board Standard No.1, “Independence Discussions with Audit Committees”, and we have discussed with Eisner LLP their independence.

Based on these reviews and discussions, we recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended August 27, 2005.

SUBMITTED BY THE AUDIT COMMITTEE:

Mark Berman
Edward G. Bohn, Chairman
Kevin J. Coyle

Required Vote

The approval of a majority of the shares present in person or represented by proxy and entitled to vote, assuming a quorum, at the Annual Meeting, is required for ratification of the appointment of independent auditors and public accountants.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2 TO RATIFY THE APPOINTMENT OF EISNER LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING AUGUST 26, 2006.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at our 2006 Annual Meeting of Stockholders must be received at our offices at: Jennifer Convertibles, Inc., 419 Crossways Park Drive, Woodbury, New York 11797, Attention: Secretary, no later than October 17, 2006, for inclusion in our proxy statement and form of proxy relating to such meeting. All proposals must comply with applicable SEC rules and regulations. If we do not receive notice of any matter to be considered for presentation at the Annual Meeting, management proxies may offer discretionary authority to vote on matters presented at the Annual Meeting by a stockholder in accordance with Rule 14a-4 under the Securities Exchange Act of 1934.

If we do not receive notice of any matter to be considered for presentation at the Annual Meeting, although not included in the proxy statement, by November 21, 2006, management proxies may confer discretionary authority to vote on the matters presented at the Annual Meeting by a stockholder in accordance with Rule 14a-4 under the Securities Exchange Act. All stockholder proposals should be marked for the attention of Secretary, Jennifer Convertibles, Inc., 419 Crossways Park Drive, Woodbury, New York 11797

OTHER MATTERS

The Board is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of Jennifer Convertibles.

DOCUMENTS INCLUDED WITH THIS PROXY STATEMENT

WE ARE PROVIDING HEREWITH, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, FOR THE FISCAL YEAR ENDED AUGUST 27, 2005, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. IF ANY PERSON RECEIVES THIS PROXY WITHOUT THE FOREGOING DOCUMENTS, THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, UPON A WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED AUGUST 27, 2005, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORTS SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, JENNIFER CONVERTIBLES, INC., 419 CROSSWAYS PARK DRIVE, WOODBURY, NEW YORK 11797, AND THE COMPANY’S TELEPHONE NUMBER AT SUCH OFFICE IS (516) 496-1900.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By Order of the Board of Directors

Harley J. Greenfield
Chairman and Chief Executive Officer
December 22, 2005

JENNIFER CONVERTIBLES, INC. 419 CROSSWAYS PARK DRIVE WOODBURY, NY 11797	VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Jennifer Convertibles, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	JENCV1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JENNIFER CONVERTIBLES, INC.
Vote On Directors
1.	To elect a Board of Directors to serve until the 2007 Annual Meeting of Stockholders:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the nominee's number on the line below.
Nominees:
	01) Harley J. Greenfield 02) Edward G. Bohn 03) Kevin J. Coyle 04) Rami Abada 05) Mark Berman	☐	☐	☐

Vote On Proposal		For	Against	Abstain

2.	To ratify the appointment of Eisner LLP as the independent registered public accountants for the Company for the fiscal year ending August 26, 2006.	☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

NOTE:	Please mark, date and sign exactly as name(s) appear on this proxy and return the proxy card promptly using the enclosed envelope. If the signer is a corporation, please sign full corporate name by duly authorized officer. Executives, administrators, trustees, etc. should state full title or capacity. Joint owners should each sign.

Please sign exactly as your name appears and return this proxy immediately in the enclosed stamped self-addressed envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

JENNIFER CONVERTIBLES, INC.

Annual Meeting of Stockholders
February 7, 2006

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned stockholder of Jennifer Convertibles, Inc. ("Company") hereby constitutes and appoints Harley J. Greenfield and Rami Abada, and each of them, his true and lawful attorneys and proxies, with full power of substitution in and for each of them, to vote all shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Holiday Inn, 215 Sunnyside Blvd., Plainview, New York 11803 at 10:00 a.m., Eastern time, on February 7, 2006 or at any postponement or adjournment thereof, on any and all of the proposals contained in the Notice of the Annual Meeting of Stockholders, with all the powers the undersigned would possess if present personally at said meeting, or at any postponement or adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)